Exhibit 99.1
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services Continues International Expansion with
Acquisition of Duffy & McGovern Accommodations Services
Harvey, La. — January 23, 2007 — Superior Energy Services, Inc. (NYSE: SPN) announced today that it has acquired Duffy & McGovern Accommodations Services Limited for $47 million in cash.
     Duffy & McGovern is a global provider of offshore accommodation rentals headquartered in Aberdeen, Scotland. It operates in most major deep water oil and gas territories with major operations in Europe/Africa, the Americas and South East Asia. Duffy & McGovern has one of the world’s largest fleets of offshore cabins available for hire, lease or sale, with a current working fleet of approximately 260 buildings, each certified for deep water projects by the U.S. Coast Guard, DNV or Lloyds specifications. The acquisition complements Superior’s existing accommodations subsidiary, HB Rentals, which offers accommodations and accessories to oil and gas companies in Oklahoma, Texas, the Rocky Mountains, Gulf of Mexico and Trinidad.
     Terence Hall, Superior’s Chairman and Chief Executive Officer, stated, “This acquisition gives us immediate exposure to new rental markets around the world, and further broadens our international footprint. We will utilize capital, our experience in the accommodations business and our diverse service offerings to help Duffy & McGovern realize its growth potential, while leveraging their relationships and established global operations to expand our reach for other rental products and well intervention services.”
     The purchase price and any subsequent capital spending related to Duffy & McGovern’s operations are not included in the Company’s recently announced 2007 capital expenditure budget of $362 million.
     Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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